Exhibit 99.1

NextMedia

FOR IMMEDIATE RELEASE

NEXTMEDIA ANNOUNCES RECEIPT OF CONSENTS AND TENDERS FOR OVER 99% OF ITS 10.75% SENIOR SUBORDINATED NOTES DUE 2011

Denver, Colorado, October 26, 2005 – NextMedia Operating, Inc. (“NextMedia”) announced today receipt of consents and tenders for over 99% of the principal amount outstanding of its 10.75% Senior Subordinated Notes Due 2011 (the “Notes”), as of October 25, 2005. The percentage of consents received exceeds the requisite consents needed to amend the Indenture (as defined below).

The Notes were tendered pursuant to an Offer to Purchase and Consent Solicitation Statement (the “Offer to Purchase”), dated October 11, 2005, which more fully sets forth the terms and conditions of the cash tender offer (and related consent solicitation) to purchase any and all of the $200 million outstanding principal amount of the Notes. The obligation of NextMedia to accept for purchase and pay for the Notes in the tender offer is conditioned on, among other things, the completion by NextMedia of a new financing arrangement.

As a result of the receipt of the requisite consents in respect of the Notes as of the Consent Date (as defined in the Offer to Purchase), NextMedia and U.S. Bank National Association, the trustee under the indenture pursuant to which the Notes were issued (the “Indenture”), executed a supplemental indenture to the Indenture in order to effect the proposed amendments to the Notes and the Indenture, as provided in the Offer to Purchase. However, the amendments will not become operative with respect to the Notes and the Indenture until the Notes are accepted for purchase by NextMedia.

Goldman, Sachs & Co. is acting as the dealer manager for the tender offer and the consent solicitation. Questions regarding the tender offer and the consent solicitation may be directed to Goldman, Sachs & Co. at (877) 686-5059 or (212) 357-7867. Requests for documents in connection with the tender offer and the consent solicitation may be directed to Global Bondholder Services Corporation, the information agent, at (212) 430-3774.

About NextMedia

NextMedia Operating, Inc. is a diversified out-of-home media company headquartered in Denver, Colorado. NextMedia, through its subsidiaries and affiliates, owns and operates 58 stations in 14 markets throughout the United States and more than 5,200 bulletin and poster displays. Additionally, NextMedia owns advertising displays in more than 2,100 retail locations across the United States. Investors in NextMedia’s ultimate parent entity, NextMedia Investors, LLC, include Tailwind Capital Partners, Alta Communications, Weston Presidio Capital and Goldman Sachs Capital Partners, as well as senior management. NextMedia was founded by veteran media executives Carl E. Hirsch, Executive Chairman, and Steven Dinetz, President and CEO.

Forward-Looking Statements

This release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. Such statements include statements regarding intent, belief, or current expectations of the Company’s directors or officers, primarily with respect to future operating performance of the Company. Any such forward-looking statements are not guarantees of future performance, and may involve risks and uncertainties. Actual results may differ from those in the forward-looking statements, as the result of various factors.